FLINT TELECOM GROUP ACQUIRES U.S. SUBSIDIARIES OF CHINA VOICE HOLDING CORP.
Provides operational infrastructure and strengthens management team to further leverage Flint’s network, products and enhanced services platform
Boca Raton, FL — January 29, 2009 —Flint Telecom Group, Inc. (OTCBB:FLTT), announced today that it has acquired six U.S. subsidiaries of China Voice Holding Corp. (CHVC) that provide distribution of prepaid calling cards within in the U.S.  The acquisition provides Flint Telecom with the operational infrastructure and U.S. based management team to further leverage the Company’s current network, products and enhanced services platform.

Flint Telecom Group’s CEO, Vincent Browne, said, “The annualized revenue of the combined  group is already approaching $100M, and after we drive Flint Telecom’s products, services and relationships into the newly acquired subsidiaries, we expect to be profitable on completion of their full integration into the group.  In addition to CHVC’s established distribution channels, we believe that we now have a very solid management team to take our Company to the next level and to seek a relisting on the American Stock Exchange, now called the NYSE Alternext Exchange, as soon as possible.”

Browne further added, “From a product and service distribution standpoint, we are very excited that this acquisition also provides us a direct channel for Flint to market its existing digital phone services to over 1,200 independent U.S. cable companies with over 16,000,000 current subscribers across the United States. We are also focused on enhancing our Wireless Services and IP convergence offerings to drive into the new distribution channels now available to us. On completion of the integration of the subsidiaries we will focus on completing further acquisitions from an existing pipeline of M&A opportunities that are expected to provide additional product enhancements, operational efficiencies and positive income streams.”
Key Executives joining Flint Telecom as a result of the acquisitions are CHVC’s President and CEO, Bill Burbank who will become Flint Telecom’s President, COO and Board Member, Jose

Ferrer, CHVC’s COO becomes EVP of Business Development and John Iacovelli, CHVC’s CIO will take up the role of CTO.

Forbes.com recently indentified the “Three Technologies You Need in 2009” as Voice over Internet Protocol (VoIP), New Mobility Applications and Low-priced Smartphones. Furthermore, the U.S. residential VoIP market is predicted to grow at a compound annual rate of 20 percent over the next four years according to the Telecom Industry Association's 2008 Market Review & Forecast, published February 2008.

Gartner Group forecasts that the composite North American hosted VoIP market will increase from $375 million in 2006 to $3.165 billion in 2011, corresponding to a compound annual growth rate of 53.2% - “Multiple Delivery Models Driving the Demand for Hosted VoIP Services, North America, 2006 – 2011” published November 19, 2007.

Infonetics Research reported that worldwide revenue from hosted VoIP and managed IP PBX services jumped 52% to $24 billion in 2007 after surging 66% in 2006 (Report published August, 2008).

Bill Burbank, Flint Telecom’s new President and COO commented, “I am very excited about joining Flint Telecom Group and taking what my team has built over the last couple of years to a new level. Flint’s network, technology and financial position enable us to deliver additional products and services that will generate higher profit margins from existing CHVC revenues. CHVC’s U.S. operating subsidiaries are currently profitable and have significant existing sales distribution making this transaction a true “win-win” for both companies.”

Burbank continued, “Even with all of the global financial uncertainty we believe that Flint Telecom Group is clearly in the right place at the right time, and when the global economy improves we will be well positioned to take full advantage of the better conditions for the continued benefit of our shareholders.”

Flint Telecom Group’s new contact information is as follows:
U.S. Corporate Headquarters Office
Flint Telecom Group, Inc.
327 Plaza Real – Suite 319

Boca Raton, Florida 33432
Phone: 561 394-2748
Fax: 561 394-2906
ir@flinttelecom.com

Flint Investor Contact:
Steve Keaveney
3390 Peachtree Road –Suite 1000, Atlanta, GA 30326
Email skeaveney@flinttelecom.com
(404) 254-6980

Flint Telecom Group Inc. is a fast growing U.S. public holding company headquartered in South Florida with a portfolio of next-generation IP communications products and services.  Through its subsidiaries, the Company provides an extensive portfolio of next generation communication solutions which include hosted digital phone, voice and data termination, wireless, cable and prepaid calling products and services. The Company was founded by telecom and technology entrepreneurs with a proven track record in building global technology companies. Flint Telecom has grown both organically and through corporate activity and is traded on the OTC Bulletin Board® (OTCBB) under the ticker FLTT.OB. Additional information may be found at www.flinttelecomgroup.com

China Voice Holding Corp. ("CHVC") is a U.S. publicly-traded holding company headquartered in South Florida with a portfolio of next-generation communications products and services doing business in the People's Republic of China. Through its subsidiaries, the Company provides Voice over Internet Protocol ("VoIP") telephone services, office automation, wireless broadband, unified messaging, video conferencing, mobility services and other advanced voice and data services in China, where the Company has obtained full legal status as a licensed telecommunications company. CHVC's focus is on providing its innovative and patented voice and data solutions to government agencies and large enterprises in China. China Voice Holding Corp. trades Over-the-Counter and is listed in the Pink Sheets under the symbol "CHVC". The Company provides financial statements and other current information on the pinksheets.com website and with the SEC at www.sec.gov. Additional information may be found at www.chvc.com.
This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, ``intends'', ``believes'', and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.